    As filed with the Securities and Exchange Commission on July 31, 1996,
                                                      Registration No. 333-06643
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                JTS CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                                    77-0364572
(State of Incorporation)               (I.R.S. Employer Identification No.)
                                ---------------
               166 Baypointe Parkway, San Jose, California 95134
                                 (408) 468-1800
         (Address and telephone number of principal executive offices)
                                ---------------
                             1995 Stock Option Plan
                 1996 Non-Employee Directors' Stock Option Plan
                Atari Corporation Amended 1986 Stock Option Plan
       115,000 shares acquired under restricted stock purchase agreements
                           (Full title of the plans)
                                ---------------
                               David T. Mitchell
                     Chief Executive Officer and President
               166 Baypointe Parkway, San Jose, California 95134
                                 (408) 468-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
                            Andrei M. Manoliu, Esq.
                    Cooley Godward Castro Huddleson & Tatum
                             Five Palo Alto Square
                              3000 El Camino Real
                        Palo Alto, California 94306-2155
                                 (415) 843-5000
                                ---------------

                        CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                        Proposed Maximum            Proposed Maximum
 Title of Securities to         Amount to be           Offering Price Per          Aggregate Offering               Amount of
      be Registered              Registered                 Share (1)                   Price (1)             Registration Fee (1)
- ----------------------------------------------------------------------------------------------------------------------------------
    Stock Options and
    Common Stock (par
      value $0.001)              10,394,883            $5.375                       $30,350,737               $10,466
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and offering price are based upon the exercise or purchase price for granted options and purchased shares, respectively, and to the extent options have not been granted, the average of the high and low prices of Atari Corporation's common stock on July 29, 1996 as reported on The American Stock Exchange.
================================================================================

        The chart below details the calculations of the registration fee.

============================================================================================================
                                       NUMBER OF           OFFERING PRICE PER              AGGREGATE
SECURITIES                              SHARES                   SHARE                  OFFERING PRICE
- ------------------------------------------------------------------------------------------------------------
Shares issuable pursuant to
current and future options under
the 1995 Stock Option Plan             8,902,758*             $5.375*                     $22,919,940
- ------------------------------------------------------------------------------------------------------------
Shares issuable pursuant to
the 1996 Non-Employee
Directors' Stock Option Plan             500,000              $5.375                      $ 2,687,500
- ------------------------------------------------------------------------------------------------------------
Shares issuable pursuant to
outstanding options under
the Atari Amended 1986
Stock Option Plan                        877,125              $5.375                      $ 4,714,547
- ------------------------------------------------------------------------------------------------------------
Shares acquired under
restricted stock purchase
agreements                               115,000              $0.25                       $    28,750
- ------------------------------------------------------------------------------------------------------------
Proposed Maximum
Offering Price                                                                            $30,350,737
- ------------------------------------------------------------------------------------------------------------
                                                                                         x .000344827
- ------------------------------------------------------------------------------------------------------------
Registration Fee                                                                          $    10,466
============================================================================================================

* 6,306,432 outstanding options with an average exercise price of $1.4215 and 2,596,326 shares reserved for future grant.

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                 JTS CORPORATION

                Cross Reference Sheet showing the location in the Prospectus of the Items on Form S-3.

                          FORM S-3 ITEM AND CAPTION                                 LOCATION IN PROSPECTUS

(a)      Forepart of Registration Statement and Outside Cover Page          Facing Page of Registration Statement;
         of Prospectus...................................................   Outside Front Cover Page

(b)      Inside Front and Outside Back Cover Pages of Prospectus.........   Inside Front and Outside Back Cover
                                                                            Pages

(c)      Summary Information and Risk Factors............................   The Company; Risk Factors

(d)      Ratio of Earnings to Fixed Charges..............................   *

(e)      Use of Proceeds.................................................   Use of Proceeds

(f)      Determination of Offering Price.................................   *

(g)      Dilution........................................................   *

(h)      Selling Securityholders.........................................   Selling Securityholders

(i)      Plan of Distribution............................................   Plan of Distribution

(j)      Description of Securities to Be Registered......................   *

(k)      Interests of Named Experts and Counsel..........................   Legal Matters; Experts

(l)      Material Changes................................................   *

(m)      Incorporation of Certain Information by Reference...............   Incorporation of Certain Documents by
                                                                            Reference

(n)      Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities......................................   *

*        Such item is inapplicable or the answer thereto is in the negative.


                                       1.

                               REOFFER PROSPECTUS

                                 115,000 SHARES

                                 JTS CORPORATION

                                  COMMON STOCK

                                (0.001 PAR VALUE)

         This Prospectus covers 115,000 shares of common stock, 0.001 par value (the "Common Stock"), of JTS Corporation (the "Company"), which have been issued pursuant to restricted stock purchase agreements. The shares offered by this Prospectus are for the account of the individuals listed in the Selling Securityholders section below (the "Selling Securityholders").

         The Company will not receive any of the proceeds from sales of Common Stock by the Selling Securityholders.

             THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
              RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW
               THE MATTERS SET FORTH IN "RISK FACTORS" ON PAGE 3.

                            ------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is July 31, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section , 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on The American Stock Exchange, and such reports, proxy statements and other information can also be inspected at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         A registration statement on Form S-8 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section , Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus:

         (a) The Company's Joint Proxy Statement/Prospectus on Form S-4 filed pursuant to the Securities Act, containing audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports, the prospectus or the registration statement referred to in (a) above.

         (c) The description of the Common Stock which is contained in Form 8-A filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to the information

                                       2.

that is incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Such requests may be directed to Margaret Casey, JTS Corporation, 166 Baypointe Parkway, San Jose, California 95134, or telephone at (408) 468-1800.

                            ------------------------

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------


                                   THE COMPANY

         The Company is a leading designer, manufacturer and marketer of hard disk drives for the personal computer industry.

         The Company was incorporated in Delaware in February 1994. The Company's principal offices are located at 166 Baypointe Parkway, San Jose, California 95134, and its telephone number is (408) 468-1800.

                                  RISK FACTORS

         LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; WORKING CAPITAL DEFICIT; INDEPENDENT ACCOUNTANTS' REPORT WITH EXPLANATORY PARAGRAPH. The Company (referring to JTS Corporation prior to the Merger with Atari Corporation, and the combined JTS Corporation from and after the Merger) was incorporated in February 1994 and did not commence production of hard disk drives until October 1995. The Company experienced operating losses for its fiscal years ended January 29, 1995 and January 28, 1996 of $5.2 million and $31.6 million, respectively, which resulted from the substantial costs associated with the design, development and marketing of new products, the establishment of manufacturing operations and the development of a supplier base. At January 28, 1996, the Company had a working capital deficit of $15.2 million and a negative net worth of $38.6 million. The Company has yet to generate significant revenues and cannot assure that any level of future revenues will be attained or that the Company will achieve or maintain successful operations in the future. Such factors have raised substantial doubt about the ability of the Company to continue its operations without achieving successful future operations or obtaining financing to meet its working capital needs, neither of which can be assured. The report of independent public accountants on the Company's financial statements in the Joint Proxy/Prospectus incorporated herein includes an explanatory paragraph describing uncertainties concerning the ability of the Company to continue as a going concern. Furthermore, in connection with the consummation of the Merger, the Company is expected to incur non-cash write-offs, primarily associated with in-process research and development, aggregating approximately $100 million.

         On a pro forma combined basis as of March 31, 1996, the Company and Atari had working capital of $14.8 million and a net worth of $31.7 million. The Company and Atari had net revenues of $18.8 million and an operating loss of $22.0 million for the quarter ended March 31, 1996.

                                       3.

         NEED FOR ADDITIONAL FINANCING; CURRENT FINANCING PLANS. The hard disk drive business is extremely capital intensive, and the Company anticipates that it will need significant additional financing resources in the near term for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. In this regard, the Company has held discussions with investment banking firms regarding the possibility of raising additional capital through the issuance of debt or equity securities. In June 1996, the Company retained an investment banking firm to advise the Company with respect to the private issuance of between $50-100 million of 10-year debt securities convertible into the Company's Common Stock, although the terms of such financing have not been established. Recent comparable transactions were priced to yield between 5.5-6.5% annually and included conversion premiums over the market prices of the Common Stock of between 20-25%. The terms of the debt securities and the amount of the securities offered will not be determined until the closing of the financing, if any. There can be no assurance that the Company will be able to consummate such financing on terms acceptable to the Company or at all. As a result, the pro forma financial statements included in the Joint Proxy Statement/Prospectus incorporated herein do not reflect such transactions. The issuance of equity or convertible debt securities, upon conversion, would result in dilution of the voting control of existing stockholders, could result in dilution to earnings per share and would provide to the holders of convertible debt securities seniority over the holders of the Company's Common Stock issued in the Merger. There can be no assurance that additional funding will be available on terms acceptable to the Company or at all. The failure to fund its capital requirements with additional financing would have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, certain equipment and receivables financing as well as term loans made to the Company and Moduler Electronics, the Company's subsidiary, are contingent on the Company's ability to comply with stringent financial covenants. In this regard, Moduler Electronics did not obtain certain debt and equity capital required under one of its loan agreements. The Company has informed the lender that it intends to provide such capital by August 1996. In addition, certain of Moduler Electronics' loan agreements require the lender's consent to mergers and similar transactions, which could be interpreted to require the consent of the lending institution to the acquisition of 90% of the capital stock of Moduler Electronics by the Company. Such consents were not obtained, but the lending institution has continued to transact business with Moduler Electronics and the Company since the Company's share acquisition in Moduler Electronics. The Company believes that such matters regarding the Moduler Electronics loan agreements will not have a material adverse effect on the Company's business, operating results or financial condition. There can be no assurance that the Company will be able to maintain its current financing facilities or obtain additional financing as needed on acceptable terms or at all. If the Company is unable to obtain sufficient capital, it would be required to curtail its facilities expansion, capital expenditures, working capital, research and development and vendor tooling expenditures, which would materially adversely affect the Company's business, operating results and financial condition.

         UNCERTAINTY OF MARKET ACCEPTANCE; LENGTHY SALES CYCLE. Since its inception in February 1994, the Company has primarily engaged in research and development of its core technology for hard disk drives. The Company's marketing strategy depends significantly on its ability to establish distribution, licensing, product development and other strategic relationships with major computer Original Equipment Manufacturers ("OEMs") and on the willingness and ability of these companies to utilize and to promote the Company's hard disk drive technology and products. The Company's first commercial product line, the Palladium family of hard disk drives, was introduced in September 1995 and is targeted at the desktop personal computer market. The Company's second product line, the Nordic family of hard disk drives, has been designed for notebook computers. There can be no assurance that any significant market for either product family will develop. In particular, the Nordic drives use a 3-inch form factor, which the Company has only recently introduced to the industry. At present, only a limited number of computer manufacturers are developing or have plans to develop computers that may accommodate Nordic drives. If additional computer manufacturers do not modify their existing products or develop new products to accommodate 3-inch form factor disk drives, sales of Nordic disk drives and, hence, the Company's business, operating results and financial condition would be materially adversely affected.

         Qualifying hard disk drives for incorporation into a new computer product requires the Company to work extensively with the customer and the customer's other suppliers to meet product specifications. Customers often



                                       4.

require a significant number of product presentations and demonstrations, as well as substantial interaction with the Company's senior management, before making a purchasing decision. Accordingly, the Company's products typically have a lengthy sales cycle during which the Company may expend substantial financial resources and management time and effort with no assurance that a sale will result.

         HIGHLY COMPETITIVE MARKET. The hard disk drive industry is intensely competitive and dominated by a small number of large companies, including Quantum Corporation ("Quantum"), Seagate Technology, Inc. ("Seagate"), Western Digital Corporation ("Western Digital") and Maxtor Corporation ("Maxtor"). In addition, a number of computer companies, such as International Business Machines, Inc. ("IBM") and Toshiba Corporation ("Toshiba"), have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs. Many of the Company's competitors have broader product lines than the Company, and all have significantly greater financial, technical and marketing resources. Furthermore, the Company has licensed key 3-inch form factor technology to Western Digital, a potential competitor in the personal computer disk drive market that could become a significant supplier of 3-inch form factor disk drives to OEMs. There can be no assurance that the Company will develop and manufacture products on a timely basis with the quality and features necessary to compete effectively. Generally, OEM customers for hard disk drives rely on a limited number of suppliers. As a result, it may be necessary for the Company to displace competitors in many circumstances to increase its net sales. In addition, the Company faces competition from the manufacturing operations of its current and potential OEM customers, which could initiate or increase internal production of hard disk drives and reduce or cease purchasing from independent hard disk drive suppliers such as the Company. Moreover, the hard disk drive industry is characterized by price erosion and resulting pressure on gross margins. The Company expects that hard disk drive prices will continue to decline in the future and that competitors will offer products which meet or exceed the performance capabilities of the Company products. Due to such pricing pressures, the Company's future gross margins will be substantially dependent upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis. Any increase in price competition would have a material adverse effect on the Company's business, operating results and financial condition. The Company may also experience competition from other forms of data storage, including optical storage, flash memory and holographic storage. If the Company's current and prospective customers and end users were to adopt such data storage products as an alternative to the Company's products, the Company's business, operating results and financial condition would be adversely affected.

         RAPID TECHNOLOGICAL CHANGE; SHORT PRODUCT LIFE CYCLES; PRICE EROSION. The hard disk drive industry is characterized by rapid technological change, short product life cycles and price erosion. As a result, the Company must continually anticipate change and adapt its products to meet demand for increased storage capacities. Although the Company intends to engage in a continuous process of developing new products and production techniques, there can be no assurance that the Company will anticipate advances in hard disk drive technology and develop products incorporating such advances in a timely manner to compete effectively against its competitors' new products. Due to the rapid technological change and frequent development of new hard disk drive products, it is common in the industry for the relative mix of customers and products to change rapidly, even from quarter to quarter. For example, in the first half of calendar 1996, the demand for 1 gigabyte 3.5-inch form factor hard disk drives decreased dramatically due to increased availability of and demand for larger capacity disk drives. As a result, pricing pressure on such disk drives, including those marketed by the Company, increased and gross margins decreased. Generally, new products have higher average selling prices than more mature products. Therefore, the Company's ability to introduce new products in a timely fashion is an important factor in achieving growth and profitability. In addition, the Company anticipates continued changes in the requirements of its customers in the computer industry. There can be no assurance that the Company will be able to develop, manufacture and sell products that respond adequately to such changes or that future technological innovations will not reduce demand for hard disk drives. The Company's business, operating results and financial condition would be materially adversely affected if its development efforts are not successful, if the technologies that the Company has chosen not to develop prove to be competitive alternatives or by trends toward technology that would replace hard disk drives as a storage medium, such as optical storage, flash memory and holographic storage. As the Company increases its production and shipment of hard disk drives and expands its product line, the Company's inventory levels will increase. Due to the rapid rate of change in the Company's business,


                                       5.

a large inventory poses the risk of inventory obsolescence which could have an adverse effect on the Company's business, operating results and financial condition. In this regard, the Company anticipates incurring future inventory allowances, the level of which will depend upon a number of factors, including manufacturing yields, new product introductions, maturity or obsolescence of product designs, inventory levels and competitive pressures.

         RECENT SIGNIFICANT APPRECIATION IN PRICE OF ATARI COMMON STOCK. The closing price per share of Atari Common Stock was $1.875 at February 12, 1996, the last day of trading before announcement of the agreement between the Company and Atari to merge the two companies. The price of Atari Common Stock has appreciated significantly since then, notwithstanding the absence of any significant publicly available information regarding the financial results or business operations of the Company, either separately or as combined with Atari, and the absence of any material positive developments in the financial results or business operations of Atari. There can be no assurance that the recent price appreciation of Atari Common Stock is indicative of the price that will prevail for the Company's Common Stock following completion of the Merger.

         AVAILABILITY OF COMPONENTS AND MATERIALS; DEPENDENCE ON SUPPLIERS. The Company relies on a limited number of suppliers for many components and materials used in its manufacturing processes, including recording disks, head stack components and integrated circuits. At present, the Company does not have multiple suppliers for all of its materials and component requirements, and there can be no assurance that the Company will secure more than one source for all of its requirements in the future or that its suppliers will be able to meet its requirements on a timely basis or on acceptable terms. Furthermore, the Company does not have contractual arrangements with any of its sole source suppliers. In particular, the Company presently relies on sole source suppliers for controller application specific integrated circuits ("ASICs"), spindle motors, certain head stack components and disk media. Delays in the receipt of certain components and materials have occurred in the past, and there can be no assurance that delays will not occur in the future or that suppliers will not extend lead times. Moreover, changing suppliers for certain materials, such as spindle motors, could require requalification of the Company's products with some or all of its customers. Requalification could prevent early design-in wins or could prevent or delay continued participation in hard disk drive programs for which the Company's products have been qualified. In addition, long lead times are required to obtain many materials, such as integrated circuits utilized in the Company's printed circuit board assemblies ("PCBAs"). Regardless of whether these materials are available from established or new sources of supply, these lead times could impede the Company's ability to quickly respond to changes in demand and product requirements. Any limitations on, or delays in, the supply of materials could disrupt the Company's production volume and could have a material adverse effect on the Company's business, operating results and financial condition. In this regard, in the fourth quarter of fiscal 1996, the Company experienced delays in obtaining certain integrated circuits required in the assembly of PCBAs due to the supplier's production problems, which resulted in a significant reduction in production volume during such period. Such production problems were corrected, but there can be no assurance that production problems of this type or otherwise will not occur again in the future. Furthermore, a significant increase in the price of one or more of these components or materials could adversely affect the Company's business, operating results and financial condition. In addition, there are only a limited number of providers of hard disk drive manufacturing equipment, such as servo-writers, burn-in equipment and final test equipment, and ordering additional equipment for replacement or expansion involves long lead times, which limit the rate and flexibility of capacity expansion. Failure to obtain such manufacturing equipment on a timely basis could limit the Company's production of hard disk drives and adversely affect the Company's business, operating results and financial condition.

         CYCLICAL NATURE OF HARD DISK DRIVE AND COMPUTER INDUSTRIES. The Company's operating results are dependent on the demand for hard disk drives, which in turn depends on the demand for notebook and desktop personal computers. The hard disk drive industry is cyclical and has experienced periods of oversupply, resulting in significantly reduced demand for hard disk drives, as well as pricing pressures and reduced production levels. The effect of these cycles has been magnified by computer manufacturers' practice of ordering components, including hard disk drives, in excess of their needs during periods of rapid growth. In recent years, the disk drive industry has experienced significant growth, and the Company intends to expand its capacity based on current and anticipated demand. There can be no assurance that such growth will continue or that the level of demand will not decline. A decline in demand for hard disk drives would have a material adverse effect on the Company's business, operating


                                       6.

results and financial condition. Additionally, in the past some computer manufacturers have experienced substantial financial difficulties due to the cyclical nature of the computer industry and other factors. In this regard, certain personal computer manufacturers have recently announced reductions in anticipated revenue growth. Any increased price pressure in the personal computer industry could be passed through to personal computer component suppliers, including manufacturers of hard disk drives. To date, the Company has not incurred significant bad debt expense. However, there can be no assurance that the Company will not face difficulty in collecting receivables or be required to offer more liberal payment terms in the future, particularly in a period of reduced demand. Any failure to collect or delay in collecting receivables could have a material adverse effect on the Company's business, operating results and financial condition.

         DEPENDENCE ON COMPAQ COMPUTER RELATIONSHIP; CUSTOMER CONCENTRATION. The Company's strategy to commercialize its products and achieve market acceptance has focused in large part on the development of distribution, licensing, product development and other strategic relationships with leading computer companies, other manufacturers of computer peripherals and recognized distribution organizations. Through these relationships, the Company seeks to establish its products and technologies as industry standards. In this regard, the Company has entered into a Development Agreement with Compaq Computer Corporation ("Compaq") pursuant to which Compaq has agreed to design the Company's Nordic disk drives into at least one of Compaq's products and to purchase a minimum number of hard disk drives from the Company within two years following Compaq's acceptance of the first of such products. In return, the Company has granted to Compaq certain pricing preferences and agreed to pay royalties to Compaq on the sales of Nordic disk drives to third parties during the term of the agreement. Compaq has also been granted a license to use the Nordic designs to manufacture Nordic drives on a royalty-free basis in the event that the Company fails to meet the agreed upon production schedule. The Development Agreement also restricts the Company's ability to sublicense Nordic technology. The Development Agreement has a five-year term, which will automatically be renewed under certain circumstances and may be terminated by either party only with cause. In order to provide a second source of the Company's products, the Company has entered into a Technology Transfer and License Agreement with Western Digital pursuant to which Western Digital has the right to manufacture and sell Nordic disk drives to Compaq. If either of these agreements were to terminate prematurely, the Company's efforts to establish market acceptance of its products and, consequently its business, operating results and financial condition would be adversely affected. In the first half of calendar 1996, Compaq delayed introduction of a notebook product line that is expected to incorporate the Company's hard disk drives, which resulted in shipment delays by the Company to Compaq. The Company may experience similar delays in the future. In fiscal 1996, Olidata S.p.A, Connexe Peripherals, Ltd., Liuski International, Inc. and Aashima Technology, B.V. accounted for 34%, 12%, 11% and 10%, respectively, of the Company's total revenue. In the quarter ended April 28, 1996, Peacock Systems GmbH and FutureTech accounted for 43% and 32%, respectively, of the Company's total revenues. The Company expects that sales to a relatively small number of OEMs will account for a substantial portion of its net revenues for the foreseeable future, although the companies that comprise the Company's largest customers may change from period to period. The loss of, or decline in orders from, one or more of the Company's key customers would have a material adverse effect on the Company's business, operating results and financial condition.

         RELIANCE ON LICENSED TECHNOLOGY. The Company currently owns no patents (other than those acquired in the Merger) and has obtained licenses to a substantial portion of the technology used in its hard disk drives pursuant to license agreements with Pont Peripherals Corporation (formerly DZU Corporation), TEAC Corporation and Western Digital. If such license agreements were prematurely terminated or if the Company were enjoined from relying upon such licenses due to the Company's alleged or actual breach of such agreements, the Company would be prevented from manufacturing hard disk drives incorporating technology subject to such licenses. As a result, the Company's business, operating results and financial condition would be materially adversely affected.

         INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Although the Company attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that the Company will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. There can be no assurance that patents will be issued with respect to the Company's pending patent applications or that any future patents will be sufficiently broad to protect the Company's technology.



                                       7.

There can be no assurance that any future patent issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide adequate protection to the Company's products. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around any possible patents issued to the Company in the future. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

         In recent years, the hard disk drive industry has experienced an increase in litigation to enforce intellectual property rights. Thus, litigation may be necessary to enforce any future the Company patents, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or claims for indemnification resulting from infringement claims. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Alternatively, if any claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights or to seek to design around such claims. There can be no assurance, however, that a license will be available on reasonable terms or at all, and it could be expensive and time consuming or prove impossible for the Company to design around such claims. Any of such alternatives could materially and adversely affect the Company's business, results of operations and financial condition.

         Pursuant to the Merger, the Company has exclusive use of the "Atari" name and "Fuji" logo in all areas other than coin-operated arcade video game use. The Company also has a portfolio of other intellectual properties of Atari including patents, trademarks, and copyrights associated with its video game and computer businesses. The Company believes these patents, trademarks and other intellectual property are important assets. As of December 31, 1995, Atari held over 150 patents in the United States and other jurisdictions which expire from 1996 to 2010 and had applications pending for three additional patents. There can be no assurance that any of these patent rights will be upheld in the future or that the Company will be able to preserve any of these intellectual property rights. Atari has in the past received communications from third parties asserting rights to certain of its intellectual property. Atari has also been involved in several major lawsuits regarding its intellectual property, including a suit with Nintendo of America, Inc. and its affiliates ("Nintendo") which was settled in March 1994 and a suit with Sega which was settled in September 1994. Litigation, which has in the past resulted and could in the future result in substantial costs and diversion of resources, may also be necessary to enforce the Atari patents or other intellectual property rights or to defend against third party infringement claims. The occurrence of litigation relating to patent enforcement, patent infringement or other intellectual property matters, regardless of the outcome, could have a material adverse effect on the Company's business, financial condition and results of operations.

         EXPANSION OF MANUFACTURING CAPACITY. The Company's competitive position will depend substantially on its ability to expand its manufacturing capacity. Accordingly, the Company is continuing to make significant investments to expand such capacity, particularly through the acquisition of capital equipment, facilities expansion and the hiring and training of new personnel. The Company currently plans to add new production lines at its existing manufacturing facility in Madras, India during fiscal 1997 that will utilize all available floor space at this facility. There can be no assurance that the Company will be able to expand such capacity in a timely manner, that the cost of such expansion will not exceed management's current estimates, that such capacity will not exceed the demand for the Company products or that such additional capacity will achieve satisfactory levels of manufacturing efficiency in a timely manner or at all. In addition, the expansion of manufacturing capacity will significantly increase the Company's fixed costs. The Company's profitability will depend on its ability to utilize its manufacturing capacity in an effective manner, and the Company's inability to fully utilize its capacity would have a material adverse effect on the Company's business, operating results and financial condition.

         DEPENDENCE ON SINGLE MANUFACTURING FACILITY. In fiscal 1996, substantially all of the Company's manufacturing operations took place at Moduler Electronics in Madras, India. Because the Company does not currently operate multiple facilities in different geographic areas, a disruption of the Company's manufacturing operations resulting from various factors, including sustained process abnormalities, human error, government



                                       8.

interventions or a natural disaster such as fire or flood, could cause the Company to cease or limit its manufacturing operations and consequently would have a material adverse effect on the Company's business, operating results and financial condition.

         RISKS OF INTERNATIONAL SALES AND MANUFACTURING. In fiscal 1996 and the three months ended April 30, 1996, substantially all of the Company's net sales consisted of products sold to customers in Europe, Asia and Latin America, and the Company anticipates that a substantial percentage of its products will be sold to customers outside of the United States for the foreseeable future. Furthermore, the Company expects to conduct substantially all of its manufacturing operations in India, although the Company may evaluate alternative or additional locations from time to time. Accordingly, the Company's operating results are subject to the risks of doing business in a foreign country, including compliance with, or changes in, the law and regulatory requirements of a foreign country, political instability, local content rules, taxes, tariffs or other barriers, and transportation delays and other interruptions. For example, the Indian government has granted the Company a partial five-year "tax holiday," and its subsidiary, Moduler Electronics, is located in the Madras Export Processing Zone where it currently enjoys a partial exemption from Indian taxes on export profits, resulting in effective tax rates of 10-15%, although to date the Company has obtained only minimal benefits from such exemption. Such exemption may be terminated at any time for political or economic reasons, in which event the Company may become subject to significantly greater taxes on sales of disk drives outside of India at rates currently of up to 46%. Furthermore, the Company does not have a long-term lease agreement, but rather occupies the Madras facility pursuant to allotment letters from the Development Commissioner of the Madras Export Processing Zone. Other benefits associated with conducting business in India, which historically has experienced considerable political instability, are subject to the vagaries of the Indian government and may be withdrawn at any time. Although all of the Company's sales presently are made in U.S. dollars, there can be no assurance that future international sales will not be denominated in foreign currencies. Regardless of whether the Company's sales are denominated in foreign currencies, the Company is, and will continue to be, subject to risks related to foreign currency fluctuations.

         PRODUCTION YIELDS; PRODUCT QUALITY. The hard disk drive manufacturing process is complex, and low production yields may result from a variety of factors, including the introduction of new products, increased complexity in product specifications, human error, the introduction of contaminants in the manufacturing environment, equipment malfunction, use of defective materials and components and inadequate testing. From time to time, the Company has experienced lower than anticipated production yields as a result of such factors. Furthermore, while the Company has implemented procedures to monitor the quality of the materials received from its suppliers, there can be no assurance that materials will meet the Company's specifications or that substandard materials will not adversely impact production yields or cause other production problems. The Company's failure to maintain high quality production standards or acceptable production yields would result in loss of customers, delays in shipments, increased costs, cancellation of orders and product returns for rework, any of which could have a material adverse effect on the Company's business, operating results and financial condition. For example, the Company's cost of sales for fiscal 1996 included a $4.3 million provision for inventory allowances principally due to the costs for return of defective products, scrapped material associated with unrepairable damage caused during the assembly process and estimates of physical loss of inventory associated with high volume manufacturing activities.

         VARIABILITY OF OPERATING RESULTS. The Company's operating results are expected to be subject to significant quarterly and annual fluctuations based upon a variety of factors including market acceptance of the Company's products, timing of significant orders, changes in pricing by the Company or its competitors, the timing of product announcements by the Company, its customers or its competitors, changes in product mix, manufacturing yields, order cancellations, modifications and quantity adjustments and shipment reschedulings, the level of utilization of the Company's production capacity, increases in production and engineering costs associated with initial manufacture of new products, changes in the cost of or limitations on availability of components and materials and customer returns. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be predicted with certainty. The Company's expense levels are based, in large part, on its expectations as to future revenues. Substantial advance planning and commitment of financial and other resources is necessary for expansion of manufacturing capacity, while the Company's sales are generally made pursuant to purchase orders that are subject



                                       9.

to cancellation, modification, quantity reductions or rescheduling without significant penalties. Furthermore, because the hard disk drive industry is capital intensive and requires a high level of fixed costs, operating results are extremely sensitive to changes in volume. Accordingly, if revenue levels do not meet expectations, operating results and net income, if any, are likely to be adversely affected.

         MANAGEMENT OF GROWTH. The Company has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations. Such growth would further strain the Company's managerial, financial, manufacturing and other resources. In addition, in order to manage its growth effectively, the Company must implement additional operating, financial and management information systems and hire and train additional personnel. In particular, the Company must hire and train a significant number of additional personnel to operate the highly complex capital equipment required by its manufacturing operations. There can be no assurance that the Company will successfully implement additional systems in a timely or efficient manner, to hire and properly train a sufficient number of qualified personnel or to effectively manage such growth, and the Company's failure to do so could have a material adverse effect on its business, operating results and financial condition.

         DEPENDENCE ON KEY MANAGEMENT PERSONNEL. The Company's operating results will depend in significant part upon the continued contributions of its key management and technical personnel, including Sirjang L. Tandon, its Chairman and Corporate Technical Strategist, David T. Mitchell, its President and Chief Executive Officer, Kenneth D. Wing, its Executive Vice President, Research and Development Quality/Reliability, W. Virginia Walker, its Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary, and Steven L. Kaczeus, its Chief Technical Officer, each of whom would be difficult to replace. The Company does not have an employment agreement with any of these individuals, except for Mr. Wing. The loss of any of these key personnel could have a material adverse effect on the business, operating results and financial condition of the Company. In addition, the Company's future operating results depend in part upon its ability to attract, train, retain and motivate other qualified management, technical, manufacturing, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of the services of existing personnel as well as the failure to recruit additional personnel could materially adversely affect the Company's business, operating results and financial condition.

         PURCHASE ORDERS SUBJECT TO CANCELLATION, MODIFICATION AND RESCHEDULING. The Company's sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Changes in forecasts, cancellations, rescheduling and quantity reductions may result in excess inventory costs, inventory losses and under-utilization of production capacity and could have a material adverse effect on the Company's business, operating results and financial condition. As a result of the foregoing, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

         RISK OF ADDITIONAL WRITE-DOWNS OF ATARI INVENTORY. From the introduction of Jaguar in late 1993 through May 1996, Atari sold approximately 135,000 units of Jaguar. Due to disappointing sales of Jaguar and increased competition from products introduced by Sega and Sony, Atari reduced the suggested retail price of Jaguar to $99.99 and recorded an inventory write-down of $12.6 million in 1995. As of December 31, 1995, Atari had approximately 100,000 units of Jaguar in inventory and the value of Jaguar inventory and related software was approximately $9.9 million. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related software have remained disappointing due to uncertainty about Atari's commitment to the Jaguar platform, increased price competition and pending competitive product introductions. As a result of continued disappointing sales, Atari management revised estimates and wrote-down inventory by an additional $5.0 million in the first quarter of 1996. As of the end of May 1996, Atari has approximately 90,000 units of Jaguar in inventory.

         Volume sales of Jaguar and related software in 1996 have consisted primarily of a large order from a new European customer. Atari is also pursuing wholesale channels in the U.S. as well as licensing opportunities. There can be no assurance that Atari's substantial unsold inventory of Jaguar and related software can be sold at current or


                                      10.

reduced prices, if at all. In addition, any further decrease in the value of such inventory could result in additional inventory write-downs by Atari.

         RISK OF POTENTIAL LIABILITIES RELATED TO ATARI'S BUSINESS. In connection with the restructuring of Atari's business in 1992 and 1993 and Atari's decision in late 1995 to significantly downsize its Jaguar operations, Atari has terminated and the Company plans to terminate numerous contracts and business relationships, including several related to software development activities. Although the Company does not regard any of such contracts or business relationships as material, the termination of contracts and relationships has, from time to time, resulted in litigation, diverting management and financial resources. There can be no assurance that the parties to such contracts will not commence or threaten to commence litigation related to such contracts. Any such litigation or threatened litigation would further divert management and financial resources and could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company holds several properties for sale, some of which are currently being leased, which the Company acquired from Atari in the Merger. The ownership and use of such properties subjects the Company to numerous risks, including risks of environmental and personal injury liabilities. Although the Company is attempting to sell certain of such properties, such sales are not expected to eliminate all the risks associated with the Company's ownership of such properties, including potential environmental liabilities and ongoing indemnification and other contractual obligations. At present, the Company has no such indemnification obligations and is not aware of any such environmental liability.

         UTILIZATION OF NET OPERATING LOSSES. As of December 31, 1995, Atari had federal net operating losses ("NOLs") and tax credit carryforwards in the amount of approximately $166.8 million, and as of January 28, 1996, the Company had federal NOLs of approximately $27.0 million. Under the Internal Revenue Code of 1986, as amended (the "Code"), certain changes in the ownership or business of a corporation that has NOLs or tax credit carryforwards will result in the inability to use or the imposition of significant restrictions on the use of such NOLs or tax credit carryforwards to offset future income and tax liability of such corporation, its subsidiaries or its successors. The Merger constituted a change in ownership with respect to the Company, and the Merger or subsequent events may constitute an event with respect to Atari which results in the imposition of restrictions on the ability of the Company to utilize NOLs and tax credit carryforwards of Atari or the Company. There can be no assurance that the Company will be able to utilize all or any NOLs or tax credit carryforwards of Atari or the Company. The ability of the Company after the Merger to utilize Atari's accumulated NOLs and tax carryforwards was a factor considered by the boards of directors of Atari and the Company in concluding to approve the Merger and the Merger Agreement and to recommend that the stockholders of Atari and the Company approve the Merger and the Merger Agreement.

         CONTROL BY AFFILIATES; ANTI-TAKEOVER EFFECTS. Directors, officers and holders of 10% or more of the outstanding Common Stock own approximately 35% of the outstanding shares of Common Stock (assuming no exercise of options or warrants after June 28, 1996). As a result, these affiliates of the Company, acting together, have the ability to exert significant influence over the election of directors and other corporate actions affecting the Company. Certain provisions of the Certificate of Incorporation and Bylaws of the Company and certain provisions of Delaware General Corporation Law, including Section 203 thereof, may also discourage certain transactions involving a change in control of the Company. In addition to the foregoing, the ability of the Board of Directors of the Company to issue additional "blank check" preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company.

         SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. All of the 63,854,718 shares of Common Stock issued to the former stockholders of Atari in the Merger are eligible for sale in the public market. Of such shares, approximately 23,935,000 shares held by affiliates of Atari are subject to volume and other restrictions under Rule 145 of the Securities Act. In addition, on October 29, 1996 (90 days following the consummation of the Merger), approximately 5,600,000 shares of Common Stock will become eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to vesting requirements applicable to these shares. In addition, in February and August 1997, approximately 16,200,000 shares and 12,500,000 shares



                                      11.

of Common Stock, respectively, will become eligible for sale in the public market pursuant to Rule 144 of the Securities Act upon expiration of the two-year holding periods from the dates such shares were issued.

         In addition, the holders of approximately 57,200,000 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Pursuant to the Form S-8 Registration Statement under the Securities Act filed in conjunction with this Form S-3 Reoffer Prospectus, an aggregate of approximately 8,902,758 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1995 Stock Option Plan, 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Non-Employee Directors' Stock Option Plan, and 867,125 shares of Common Stock reserved for issuance pursuant to the exercise of options granted under Atari's Amended 1986 Stock Option Plan which were assumed by the Company in the Merger. Substantial sales of the Company's Common Stock after the Merger could have a negative impact on the market price and liquidity of the Common Stock.

         DIVERSION OF MANAGEMENT ATTENTION. Following the Merger, Atari will operate as separate divisions of the Company and the current management of the Company will serve as the management of the Company. The Company's management is expected to devote substantially all of its time to the affairs of the disk drive business following the Merger. If the management of the Company were unable to effectively manage the separate businesses, the operating results and financial condition of the Company could be materially adversely affected.

         LIQUIDITY; STOCK PRICE VOLATILITY. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the hard disk drive, computer or video game industries, changes in earnings estimates or recommendations by analysts, or other events or factors. In addition, the public stock markets have experienced extreme price and trading volume volatility in recent months. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

                             SELLING SECURITYHOLDERS

         The following is a list of the selling securityholders and the amount of shares which are to be sold:


Selling Securityholders               Number of Shares
- -----------------------               ----------------
Kenneth D. Wing                               75,000
W. Virginia Walker                            40,000




                                      12.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered by the Prospectus may be offered or sold from time to time on The American Stock Exchange by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. The shares will be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Such sales may be made in the "Pink Sheets," in block trades, pursuant to purchases by a broker or a dealer as principal, in private transactions, in negotiated transactions or otherwise, at prices and at terms then prevailing or at negotiated prices. The Company will not receive any of the proceeds from sales by the Selling Securityholders.

         Any broker or dealer involved in the offer or sale of the shares included herein may receive brokerage commissions or discounts. To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting such transactions. Upon sale of such shares, the Selling Securityholders or anyone effecting sales on behalf of the Selling Securityholders may be deemed an underwriter, as that term is defined in the Securities Act. Each Selling Securityholder does not believe that he or she is an underwriter within the meaning of the Securities Act. All expenses of the registration of the Common Stock covered by this Prospectus are to be borne by the Company.

                            LEGAL MATTERS; EXPERTS

          The validity of the Company's Common Stock will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum.

          The consolidated financial statements of Atari Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated in this Reoffer Prospectus by reference from the Company's Joint Proxy Statement/Prospectus on Form S-4 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of JTS Corporation incorporated by reference in this Reoffer Prospectus have been audited by Arthur Andersen LLP, independent public accountants, and are included in reliance upon their authority as experts in accounting and auditing.


                                       13.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information.........................................                2
Incorporation of Certain Documents by Reference...............                2
The Company...................................................                3
Risk Factors..................................................                3
Selling Securityholders.......................................               12
Plan of Distribution..........................................               13
Legal Matters; Experts........................................               13

                              --------------------



                                 115,000 SHARES




                                 JTS CORPORATION



                                  COMMON STOCK



                            ------------------------
                               REOFFER PROSPECTUS
                            ------------------------





                                  JULY 31, 1996

                                     PART II
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by either JTS Corporation (the "Registrant") or Atari Corporation ("Atari"), a predecessor interest to Registrant, with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

         (a) The Atari Proxy Statement relating to the Annual Meeting of Stockholders held on May 16, 1989.

         (b) The Atari annual report on Form 10-K, with amendments thereto, for the fiscal year ended December 31, 1995.

         (c) The Atari quarterly report on Form 10-Q, with amendments thereto, for the fiscal quarter ended March 31, 1996.

         (d) The Registrant's Joint Proxy Statement/Prospectus on Form S-4 filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), containing audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (e) All other reports filed pursuant to Sections 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual reports, the prospectus or the registration statement referred to in (d) above.

         (f) The description of the Registrant's common stock ("Common Stock") contained in Form 8-A filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

                            DESCRIPTION OF SECURITIES

         Not Applicable.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law ("Delaware Law"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws provide that the Registrant will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by Delaware Law. Under its Bylaws, indemnified parties will be entitles for indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by Delaware Law. The Bylaws also require the Registrant to advance litigation expenses for stockholder derivative actions or other actions against an undertaking by the indemnifies party to repay such advances if it is ultimately determined that the indemnifies party is not entitled to indemnification.

         In addition, the Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware Law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware Law. Each director will continue to be subject to liability for breach of director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. This provision also does not affect a director's responsibilities under any other laws, such as federal securities laws or state and federal environmental laws.

         The Registrant has entered into indemnification contracts with its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained under Delaware Law.

                       EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

                                    EXHIBITS

EXHIBIT NO.

5.1       Opinion of Cooley Godward Castro Huddleson & Tatum

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Deloitte and Touche LLP

23.3      Consent of Cooley Godward Castro Huddleson & Tatum is contained in
          Exhibit 5 to this Registration Statement

24        Power of Attorney is contained on the signature pages

99.1*     1995 Stock Option Plan

99.2*     Form of Nonstatutory Stock Option

99.3*     Form of Incentive Stock Option

99.4**    1996 Non-Employee Directors' Stock Option Plan

99.5** Form of Nonstatutory Stock Option for Non-Employee Directors' Stock Option Plan grants

99.6***   Atari Corporation Amended 1986 Stock Option Plan

99.7****  Restricted Stock Purchase Agreement for Kenneth D. Wing

99.8****  Restricted Stock Purchase Agreement for W. Virginia Walker

   *      Incorporated by reference to Registrant's Form S-4, Exhibit 10.1.

   **     Incorporated by reference to Registrant's Form S-4, Exhibit 10.2.

   *** Incorporated by reference to the Atari Proxy Statement relating to the May 16, 1989 Annual Meeting of Stockholders

   ****  Incorporated by reference to Registrant's Form S-4, Exhibit 10.10.

   ****  Incorporated by reference to Registrant's Form S-4, Exhibit 10.11.

                                  UNDERTAKINGS

         1. The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 31, 1996.

                                  JTS CORPORATION

                                  By: /s/ W. Virginia Walker
                                      -----------------------------
                                      W. Virginia Walker
                                      Executive Vice President, Finance and
                                      Administration and Chief Financial Officer




                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David T. Mitchell and W. Virginia Walker, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                      TITLE                                    DATE
- ---------                      -----                                    ----
/s/ David T. Mitchell          Chief Executive Officer,                 July 31, 1996
- -------------------------      President and Director
David T. Mitchell              (Principal Executive Officer)


/s/ W. Virginia Walker         Executive Vice President, Finance        July 31, 1996
- -------------------------      and Administration and Chief
W. Virginia Walker             Financial Officer (Principal
                               Financial and Accounting Officer)


SIGNATURE                      TITLE                                    DATE
- ---------                      -----                                    ----
/s/ Sirjang Lal Tandon         Chairman of the Board of Directors       July 31, 1996
- --------------------------
Sirjang Lal Tandon

                               Director                                        , 1996
- --------------------------
Jean D. Deleage

/s/ Roger W. Johnson           Director                                 July 31, 1996
- --------------------------
Roger W. Johnson

/s/ Michael Rosenberg          Director                                 July 31, 1996
- --------------------------
Michael Rosenberg

                               Director                                         , 1996
- --------------------------
Lip-Bu Tan

/s/ Jack Tramiel               Director                                 July 31, 1996
- --------------------------
Jack Tramiel

                                  EXHIBIT INDEX

EXHIBIT
NUMBER

5.1           Opinion of Cooley Godward Castro Huddleson & Tatum

23.1          Consent of Arthur Andersen LLP

23.2          Consent of Deloitte and Touche LLP

23.3          Consent of Cooley Godward Castro Huddleson & Tatum is contained in
              Exhibit 5 to this Registration Statement

24            Power of Attorney is contained on the signature pages

99.1*         1995 Stock Option Plan

99.2*         Form of Nonstatutory Stock Option

99.3*         Form of Incentive Stock Option

99.4**        1996 Non-Employee Directors' Stock Option Plan

99.5** Form of Nonstatutory Stock Option for Non-Employee Directors' Stock Option Plan grants

99.6***       Atari Corporation Amended 1986 Stock Option Plan

99.7****      Restricted Stock Purchase Agreement for Kenneth D. Wing

99.8****      Restricted Stock Purchase Agreement for W. Virginia Walker

   *          Incorporated by reference to Registrant's Form S-4, Exhibit 10.1.

   **         Incorporated by reference to Registrant's Form S-4, Exhibit 10.2.

   *** Incorporated by reference to the Atari Proxy Statement relating to the May 16, 1989 Annual Meeting of Stockholders

   ****       Incorporated by reference to Registrant's Form S-4, Exhibit 10.10.

   ****       Incorporated by reference to Registrant's Form S-4, Exhibit 10.11.